Filed pursuant to Rule 433
Registration Statement No. 333-231751
Dated May 21, 2021

The Toronto-Dominion Bank
Callable Contingent Interest Barrier Notes
Linked to the Least Performing of the of the Shares of the iShares® MSCI Emerging Markets ETF,
the Nasdaq-100 Index® and the Russell 2000® Index Due on or about May 31, 2024

Summary of Preliminary Terms
This summary of preliminary terms is not complete. Investors should read the preliminary pricing supplement, which can be accessed via the link below, and the other documents referred to therein, as well as the “Selected Risk Considerations” section below before making an investment decision. The actual terms of the Notes will be determined on the Pricing Date.
Issuer:	The Toronto-Dominion Bank (“TD”)
Reference Assets:
The shares of the iShares® MSCI Emerging Markets ETF (Bloomberg ticker: EEM UP, the “EEM Fund”), the Nasdaq-100 Index® (Bloomberg ticker: NDX, “NDX”) and the Russell 2000® Index (Bloomberg ticker: RTY, “RTY”)

Target Index (if applicable):	With respect to the EEM Fund, the MSCI® Emerging Markets IndexSM. There is no Target Index for NDX or RTY.
Term:	Approximately 3 years, subject to an Issuer Call
Principal Amount:	$1,000 per Note
Pricing date:	May 28, 2021
Issue Date:	June 3, 2021, which is three Business Days following the Pricing Date
Final Valuation Date:	May 28, 2024*
Maturity date:	May 31, 2024*
Contingent coupon:	At least 10.40% per annum (to be determined on the Pricing Date).
Contingent Interest Observation Dates:	Quarterly, on the 28th calendar day of each February, May, August and November, commencing on August 28, 2021 and ending on the Final Valuation Date*
Contingent Interest Payment Dates:
With respect to each Contingent Interest Observation Date, the third Business Day following the relevant Contingent Interest Observation Date, with the exception of the final Contingent Interest Payment Date, which will be the Maturity Date*

Call Payment Date:	If TD elects to call the Notes prior to maturity on any Contingent Interest Payment Date, the Call Payment Date will be the corresponding Contingent Interest Payment Date.*
Initial Value:
With respect to the EEM Fund, $[●] (to be determined on the Pricing Date).**
With respect to NDX, [●] (to be determined on the Pricing Date).
With respect to RTY, [●] (to be determined on the Pricing Date).

Contingent Interest Barrier Value:
With respect to the EEM Fund, $[●] (70.00% of its Initial Value, to be determined on the Pricing Date).**
With respect to NDX, [●] (70.00% of its Initial Value, to be determined on the Pricing Date).
With respect to RTY, [●] (70.00% of its Initial Value, to be determined on the Pricing Date).

Barrier Value:
With respect to the EEM Fund, $[●] (70.00% of its Initial Value, to be determined on the Pricing Date).**
With respect to NDX, [●] (70.00% of its Initial Value, to be determined on the Pricing Date).
With respect to RTY, [●] (70.00% of its Initial Value, to be determined on the Pricing Date).

Final Value:	For each Reference Asset, the Closing Value of such Reference Asset on its Final Valuation Date
Percentage Change:	For each Reference Asset, the Percentage Change is the quotient, expressed as a percentage, of the following formula: Final Value – Initial Value Initial Value
Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change as compared to the Percentage Change of any other Reference Asset.
Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset.
Underwriting Discount:	Up to $4.00 (0.40%) per Note***
CUSIP / ISIN:	89114TK50 / US89114TK507
Pricing Supplement:	Preliminary Pricing Supplement Dated May 21, 2021
*	Subject to postponement for market disruption events and non-trading days, as applicable, as described in the accompanying preliminary pricing supplement.
**	Subject to adjustment as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement MLN-ES-ETF-1.
***	See “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying preliminary pricing supplement.
Investment Description
Issuer Call Feature
TD may, in its discretion, elect to call the Notes in whole, but not in part, on any Call Payment Date other than the Maturity Date, upon at least three Business Days’ prior written notice, regardless of the Closing Values of the Reference Assets. If TD elects to call the Notes prior to maturity, on the related Call Payment Date, we will pay you a cash payment per Note equal to the Principal Amount plus any Contingent Interest Payment otherwise due. No further payments will be made on the Notes following an Issuer Call.
Contingent Interest Payment
If the Closing Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value on any Contingent Interest Observation Date, a Contingent Interest Payment will be paid to you on the corresponding Contingent Interest Payment Date, in an amount equal to:
Principal Amount x Contingent Interest Rate x 1/4
If the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on any Contingent Interest Observation Date, you will receive no Contingent Interest Payment on the corresponding Contingent Interest Payment Date.
Contingent Interest Payments on the Notes are not guaranteed. You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of any Reference Asset on the related Contingent Interest Observation Date is less than its Contingent Interest Barrier Value.
Payment at Maturity
If TD does not elect to call the Notes prior to maturity, on the Maturity Date, in addition to any Contingent Interest Payment otherwise due, we will pay a cash payment, if anything, per Note equal to:
•	If the Final Value of each Reference Asset is greater than or equal to its Barrier Value:
Principal Amount of $1,000.
•	If the Final Value of any Reference Asset is less than its Barrier Value:
$1,000 + $1,000 x Least Performing Percentage Change.
In this scenario, investors will suffer a percentage loss on their initial investment that is equal to the Least Performing Percentage Change. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.

TD SECURITIES (USA) LLC

The Toronto-Dominion Bank

Selected Risk Considerations
•
Your Investment in the Notes May Result in a Loss. The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if TD does not elect to call the Notes prior to maturity and the Final Value of any Reference Asset is less than its Barrier Value, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount.

•
You Will Not Receive Any Contingent Interest Payment for Any Contingent Interest Payment Date If the Closing Value of Any Reference Asset on the Corresponding Contingent Interest Observation Date Is Less Than its Contingent Interest Barrier Value.

•	The Potential Positive Return on the Notes Is Limited to the Contingent Interest Payments Paid on the Notes, If Any, Regardless of Any Appreciation of Any Reference Asset.
•	Your Return May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
•	TD May Elect to Call the Notes Prior to the Maturity Date And the Notes Are Subject to Reinvestment Risk.
•	Investors Are Exposed to the Market Risk of Each Reference Asset on Each Contingent Interest Observation Date (Including the Final Valuation Date).
•
The Amounts Payable on the Notes Are Not Linked to the Value of the Least Performing Reference Asset at Any Time Other Than on the Contingent Interest Observation Dates (Including the Final Valuation Date).

•	An investment in Notes with Contingent Interest Payments and an Issuer Call Feature May Be More Sensitive to Interest Rate Risk Than an Investment in Notes Without Such Features.
•	The Contingent Interest Rate Will Reflect, In Part, the Volatility of each Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
•	You Will Have No Rights to Receive Any Shares of the Equity Reference Asset and You Will Not Be Entitled to Any Dividends or Other Distributions by the Equity Reference Asset.
•
Because the Notes are Linked to the Least Performing Reference Asset, You Are Exposed to a Greater Risk of no Contingent Interest Payments and Losing a Significant Portion or All of Your Initial Investment at Maturity than if the Notes Were Linked to a Single Reference Asset or Fewer Reference Assets.

•	There Are Market Risks Associated with each Reference Asset.
•	We Have No Affiliation with Any Index Sponsor or Investment Adviser and Will Not Be Responsible for Any Actions Taken by Any Index Sponsor or Investment Adviser.
•	The Notes are Subject to Currency Exchange Risk.
•	The Notes are Subject to Risks Associated with Emerging Markets.
•	Changes that Affect the Target Index of the Equity Reference Asset Will Affect the Market Value of the Notes and Any Amounts Payable on the Notes.
•	The Performance of the Equity Reference Asset May Not Correlate With That of the Target Index.
•	The Value of the Equity Reference Asset May Not Completely Track its NAV.
•	Adjustments to the Equity Reference Asset Could Adversely Affect the Notes.
•	There Are Liquidity and Management Risks Associated with an ETF and the Equity Reference Asset Utilizes a Passive Indexing Investment Approach.
•	The Notes are Subject to Risks Associated with Non-U.S. Companies.
•	The Notes are Subject to Risks Associated with Small-Capitalization Stocks.
•	The Reference Assets Reflect Price Return, not Total Return.
•	The Estimated Value of Your Notes Is Expected To Be Less Than the Public Offering Price of Your Notes.
•	The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
•
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.

•	The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
•	There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
•	The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
•	If the Value of any Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
•	There Are Potential Conflicts of Interest Between You and the Calculation Agent.
•	You Will Have Limited Anti-Dilution Protection.
•	Any Contingent Interest Observation Date (including the Final Valuation Date) and the Related Payment Dates are Subject to Market Disruption Events and Postponements.
•	Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of, and Any Amounts Payable on, the Notes.
•	Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
•	Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The above summary of selected risks does not describe all of the risks associated with an investment in the Notes. You should read the accompanying preliminary pricing supplement and the other documents referred to therein for a more complete description of risks relating to the Notes.
Additional Information
We have filed a registration statement (including a prospectus), a product prospectus supplement relating to the Equity Reference Asset, a product prospectus supplement relating to the Index Reference Assets and a pricing supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this free writing prospectus relates. You should read the accompanying preliminary pricing supplement, product prospectus supplement and prospectus in the registration statement (File No. 333-231751) and the other documents we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we or TD Securities (USA) LLC will arrange to send you the prospectus if you request it by calling toll-free at 1-855-303-3234.
This summary of preliminary terms does not contain all of the material information an investor should consider before investing in the Notes. This summary of preliminary terms is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.